BRF S.A.

Publicly Held Company

CNPJ No. 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") informs its shareholders and the market that it will hold a Public Request for Power of Attorney, pursuant to the articles 23 to 27 of the Brazilian Securities and Exchange Commission (CVM) Instruction No. 481/2009, for voting at the Ordinary Shareholders Meeting (“OSM”) to be held on April 4, 2018, at 11 a.m. at its head office located at Rua Jorge Tzachel, No. 475, in the city of Itajaí, Santa Catarina state, Brazil.

The Public Request for Power of Attorney will cover all the items which appear on the agenda of the OSM, to be disclosed in the respective call notice. The powers of attorney in physical form must be sent to the following postal address: Rua Hungria, 1.400 – 5th floor, Zip Code 01455-000, Jardim Europa, São Paulo (SP), Brazil, in the attention of the Corporate Governance area, between March 5, 2018 and March 30, 2018, from 8 a.m. until 6 p.m.

Further information needed for sending the powers of attorney will be made available by the Company from the date of the disclosure of the OSM call notice, on its Investor Relations website (www.brf-br.com/ri), in the Corporate Governance section, as well as on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), the Brazilian Stock Exchange – B3 S.A. - Brasil, Bolsa, Balcão (www.b3.com.br) and the US SEC – Securities and Exchange Commission (www.sec.gov).

The Public Request for Power of Attorney is an additional alternative provided by the Company to those shareholders who wish to exercise their voting right at the OSM and cannot be present, personally or through proxies, on the date and place where it will be held.

Besides sending the powers of attorney which are the object of the Public Request, the shareholders will also be able to vote at the OSM through a Distance Ballot Form, as stated in articles 21-A and in line with CVM Instruction No. 481/2009, according to the instructions to be disclosed by the Company in the OSM Participation Manual.

São Paulo, February 16, 2018

Lorival Nogueira Luz Jr.

Chief Financial Officer and Investor Relations Director